                                MAAX Corporation
                     1010 Sherbrooke Street West, Suite 1610
                                Montreal, Quebec
                                 Canada H3A 2R7





                                December 13, 2004




BY EDGAR AND FACSIMILE

Mr. Matthew Franker
Division of Corporation Finance, Room 5130
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
Fax: (202) 942-9531

                  Re:    MAAX Corporation
                         Request for Acceleration of Effective Date of Registration Statement on Form F-4 File No. 333-118990
                         ------------------------------------------------------

Dear Mr. Franker:

     Pursuant to Rule 461 of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, the undersigned Registrants hereby respectfully request the acceleration of the effective date of their Registration Statement on Form F-4 (File No. 333-118990), as amended, to 10:00 A.M., Washington, D.C. time, on Wednesday, December 15, 2004, or as soon thereafter as is practicable.

                                     Sincerely,

                                     MAAX Corporation
                                     4200217 Canada Inc. (Canada)
                                     9022-3751 Quebec Inc. (Quebec)
                                     Aker Plastics Company, Inc. (Indiana)
                                     Beauceland Corporation (Nova Scotia)
                                     Cuisine Expert-C.E. Cabinets Inc. (Canada)
                                     MAAX Canada Inc. (Canada)
                                     MAAX Holding Co. (Delaware)
                                     MAAX-Hydro Swirl Manufacturing Corp.
                                     (Washington)
                                     MAAX-KSD Corporation (Pennsylvania)
                                     MAAX LLC (Delaware)
                                     MAAX Midwest, Inc. (Indiana)
                                     MAAX Spas (Arizona), Inc. (California)
                                     MAAX Spas (B.C.) Inc. (Canada)
                                     MAAX Spas (Ontario) Inc. (Canada)
                                     Pearl Baths, Inc. (Minnesota)



                                     /s/ Andre Heroux
                                     -----------------------------------
                                     By:    Andre Heroux
                                     Title: Attorney-in-fact



cc:      Stephen C. Koval, Esq.
         Marlo D. Salz, Esq.
         Hillary F. Jassey, Esq.